12 Greenway Plaza, Suite 1202
Houston, TX 77046-1289
Phone	713-561-6500
Dax	713-968-7128
Web	www.uhy-us.com

July 18, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Gentlemen:

We have read the statements made by Boots & Coots International Well Control, Inc., which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Boots & Coots International Well Control, Inc. dated July 18, 2006. We are in agreement with the statements concerning our Firm contained therein.

Very truly yours,

/s/ UHY Mann Frankfort Stein & Lipp CPAs, LLP

An Independent Member of Urbach Hacker Young International Limited